Exhibit 5.1
July 16, 2010
Qlik Technologies Inc.
150 Radnor Chester Road
Suite E220
Radnor, Pennsylvania 19087
Re:	Qlik Technologies Inc. (the “Company”) Registration Statement for 15,832,681 shares of Common Stock
Ladies and Gentlemen:
We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of 15,832,681 shares of Common Stock (the “Shares”) issuable in the aggregate under the Qlik Technologies Inc. 2004 Omnibus Stock Option and Award Plan, Qlik Technologies Inc. 2007 Omnibus Stock Option and Award Plan, and Qlik Technologies Inc. 2010 Equity Incentive Plan (the “Plans”).
As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.
Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP